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                                                                     EXHIBIT 8.2



                                     [LOGO]
                                  CROWE CHIZEK

October 13, 1998



Board of Directors
ComFed, M.H.C.
Community Savings Bankshares, Inc. (Federal)
Community Savings Bankshares, Inc. (Delaware)
Community Savings, F.A.
660 U.S. Highway One
North Palm Beach, Florida  33408

Re: Florida Income and Franchise Tax Opinion relating to the Plan of Conversion, as amended, of ComFed, M.H.C. and the Agreement and Plan of Reorganization between ComFed, M.H.C., Community Savings Bankshares, Inc. (a federally chartered corporation), Community Savings Bankshares, Inc. (a Delaware corporation), and Community Savings, F.A. dated as of July 28, 1998, as amended on August 31, 1998

Ladies and Gentlemen:

In accordance with your request, we render our opinion relating to the Florida income and franchise tax ("Florida tax") consequences of the proposed conversion and reorganization of ComFed, M.H.C., Community Savings Bankshares, Inc. (a federally chartered corporation), Community Savings Bankshares, Inc. (a Delaware corporation), and Community Savings, F.A.

Statement of Facts

The facts and circumstances surrounding the proposed conversion and reorganization are quite detailed and are described at length in the Plan of Conversion, the Plan of Reorganization, and the Federal Tax Opinion issued by Elias, Matz, Tiernan & Herrick, L.L.P. However, a brief summary of the proposed conversion and reorganization is as follows:

ComFed, M.H.C. ("Mutual Holding Company"), a federally chartered mutual holding company, owns 51.34% of the outstanding common stock of Community Savings Bankshares, Inc. ("Mid-Tier Holding Company"), a federally chartered stock middle-tier holding company. The remaining 48.66% of the outstanding common stock of Mid-Tier Holding Company is owned by Public Shareholders. Community Savings, F.A. ("Association"), a federally chartered stock savings association, is a wholly owned subsidiary of Mid-Tier Holding Company.

For what are stated to be valid business reasons, Mutual Holding Company, Mid-Tier Holding Company, and Association will complete a series of three mergers resulting in the Public Shareholders owning 100% of a newly-formed Delaware stock holding company, Community Savings Bankshares, Inc. ("Holding Company"), which will own 100% of the outstanding common stock of Association.


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October 13, 1998
Board of Directors
ComFed, M.H.C.
Page 2


Opinion

You have provided us with a copy of the federal income tax opinion of the proposed transactions prepared by Elias, Matz, Tiernan & Herrick, L.L.P., dated October 13, 1998 ("Federal Tax Opinion") in which they have opined that the proposed conversion and reorganization will be transactions described in Section 368(a)(1)(F) and Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Our opinion regarding the Florida tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the Florida tax consequences assumes that the final federal income tax consequences of the proposed transactions will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Florida tax consequences and our Florida tax opinion will differ from what is contained herein. Our opinion is based on the Florida Income Tax Code and the regulations thereunder, which are subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Florida tax consequences of the proposed transaction.


(1) Interim M.H.C. and Interim Holding will recognize no gain or loss pursuant to Merger 1 and Merger 2.

(2) No gain or loss will be recognized by Association upon the receipt of the assets of Interim Holding and Interim M.H.C. in Merger 1 and Merger 2, respectively.

(3) No gain or loss will be recognized by Interim upon the transfer of its assets to the Association pursuant to Merger 3.

(4) No gain or loss will be recognized by Association upon the receipt of the assets of Interim.

(5) No gain or loss will be recognized by Holding Company upon the receipt of the Association stock solely in exchange for the Holding Company Common Stock.

(6) No gain or loss will be recognized by Mid-Tier Holding Company Public Shareholders upon the receipt of the Holding Company Common Stock.

(7) The basis of the Holding Company stock received by the Public Shareholders will be the same as the basis of the Mid-Tier Holding Company Common Stock surrendered before giving effect to any payment of cash in lieu of fractional shares.

(8) The holding period of the Holding Company Common Stock to be received by the Public Shareholders will include the holding period of the Mid-Tier Holding Company Common


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October 13, 1998
Board of Directors
ComFed, M.H.C.
Page 3


         Stock, provided that the Mid-Tier Holding Company Common Stock was held as a capital asset on the date of the exchange.

(9) No gain or loss will be recognized by the Holding Company upon the sale of the Holding Company Common Stock to investors.

(10) The Eligible Account Holders, Supplemental Account Holders, and Other Members will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in Association following the Conversion and Reorganization; (ii) the liquidation account interests at the Association; and (iii) nontransferable subscription rights to purchase conversion stock, but only to the extent of the value, if any, of the subscription rights.

(11) The tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of exercise of the subscription rights if purchased through the exercise of subscription rights. If purchased in the Community Offering or Eligible Public Shareholders Offering, the holding period for such stock will begin on the day after the date of purchase.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Florida Income Tax Code and Regulations which may also be applicable thereto or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative we be notified to determine the effect on the Florida tax consequences, if any.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the Mutual Holding Company's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

Very truly yours,

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP